Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-297595
September 9, 2026

FedEx Corporation

Final Term Sheet

$1,100,000,000 5.750% Notes due 2036

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated September 9, 2026 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 21, 2026 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

5.750% Notes due 2036 (the “Notes”)

Issuer:	FedEx Corporation
Guarantors:	Federal Express Corporation FedEx Office and Print Services, Inc. Federal Express Europe, Inc. Federal Express Holdings S.A., LLC Federal Express International, Inc.
Title of Securities:	$1,100,000,000 5.750% Notes due 2036
Principal Amount:	$1,100,000,000
Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB
Trade Date:	September 9, 2026
Settlement Date (T+3)**:	September 14, 2026
Maturity Date:	September 30, 2036
Interest Payment Dates:	Semi-annually on each March 30 and September 30, commencing March 30, 2027 (long first coupon)
Optional Redemption Provisions:
Make-whole Call:	Prior to June 30, 2036, make-whole call at T+15 basis points
Par Call:	On or after June 30, 2036
Benchmark Treasury:	4.625% due August 15, 2036
Benchmark Treasury Price / Yield:	98-13 / 4.829%

Spread to Benchmark Treasury:	+95 basis points
Reoffer Yield:	5.779%
Coupon:	5.750% per annum
Price to Public:	99.777% of principal amount
CUSIP:	31428X ED4
ISIN:	US31428XED49
Global Coordinators:	BofA Securities, Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC
Active Bookrunner:	Scotia Capital (USA) Inc.
Passive Bookrunners:	Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC
Co-Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

FHN Financial Securities Corp.

ING Financial Markets LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Additional Offering:	We are also offering, by means of a separate prospectus supplement, €1,100,000,000 aggregate principal amount of 4.000% Notes due 2030 and €900,000,000 aggregate principal amount of 4.625% Notes due 2034 (together, the “euro notes”), subject to customary closing conditions. There can be no assurance that any such offering will be completed. Neither this offering nor the offering of the euro notes will be conditioned upon completion of the other offering.

Notes:
*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the Notes will be made to investors on or about September 14, 2026, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the notes prior to the business day immediately preceding the date of delivery should consult their own advisors.

No EEA PRIIPs KID or UK PRIIPs KID/CCI product summary: No EEA PRIIPs key information document (KID) or UK PRIIPs KID/CCI product summary has been prepared as not available to retail in EEA or UK.

This final term sheet supplements, and should be read in conjunction with the Preliminary Prospectus Supplement dated September 9, 2026 and the accompanying Base Prospectus and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) BofA Securities, Inc. at +1-800-294-1322; (ii) Citigroup Global Markets Inc. at +1-800-831-9146; (iii) Wells Fargo Securities, LLC at 1-800-645-3751; or (iv) Scotia Capital (USA) Inc. at +1-800-372-3930.

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